Exhibit 10.3

PROMISSORY NOTE	15 October 2010

DEBTOR	Encorium Group, Inc.
(hereinafter “Debtor”)

CREDITOR	Ilari Koskelo
Peräsintie 11, 00980 Helsinki
(hereinafter ”Creditor”)

Debtor and Creditor have agreed as follows:

TRANSACTION
In consideration for the surrender of shares of Common Stock of Encorium Group, Inc. to Debtor on August 9, 2010, with a market value of $184,845 (one hundred eight four thousand dollars eight hundred and forty five dollars), Debtor agrees to pay Creditor $184,845.

CONVERSION
CREDITOR agrees to accept in full satisfaction of the $184,845 outstanding principal amount due under this Promissory Note, 105,625 shares of unregistered stock of ENCO pursuant to the Conversion Agreement effective as of even date herewith.

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APPLICABLE LAW	This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

DISPUTE RESOLUTION
The Parties to this Agreement commit themselves to solving all their disputes amicably through negotiation. In case such an amicable commitment failed, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof shall be finally settled by arbitration in accordance with the Arbitration Rules of the Finnish Central Chamber of Commerce. Should the Parties fail to agree on an arbitrator within fourteen (14) days of receipt of the other Party's written request, the Board of Arbitration of the Finnish Central Chamber of Commerce of Helsinki will designate an arbitrator. The arbitration procedure shall be held in the English language in Helsinki, Finland.

IN WITNESS WHEREOF, the Parties to this Agreement have caused this Agreement to be executed by their duly authorized representatives.

CREDITOR	DEBTOR

By: /s/ Ilari Koskelo	By: /s/ Encorium Group, Inc.
Name: Ilari Koskelo	Name: Kai Lindevall, Chief Executive Officer